Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

GOODLETTSVILLE, Tenn. - December 6, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week fiscal period ended November 30, 2001, equaled $478.8 million compared with $397.4 million for the four-week period ended November 24, 2000, an increase of 20.5 percent. Because of the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the four-week calendar period ended November 30, 2001, total sales increased 13.7 percent and same-store sales increased 2.8 percent compared with a 1.4 percent increase in same-store sales for the four-week period ended December 1, 2000. During the period, the Company experienced a double-digit sales increase in the hardware, toys and seasonal merchandise category. The Company experienced a sales decline in the basic apparel category, which may have been adversely impacted by warmer than normal temperatures in the Company's markets.

For the 43-week fiscal period ended November 30, 2001, Dollar General's total retail sales increased 20.2 percent to $4.2 billion from $3.5 billion for the 43-week period ended November 24, 2000. For the 43-week calendar period ended November 30, 2001, total sales increased 18.8 percent and same-store sales increased 7.1 percent compared with a 0.7 percent increase in same-store sales for the 43-week period ended December 1, 2000.

Sales Outlook:
Because of the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the five-week fiscal period of December ending January 4, 2002, the Company expects total sales to increase 5-7 percent compared with total sales for the five-week period ended December 29, 2000. For the five-week calendar period, same-store sales are expected to increase 3-5 percent compared with a flat same-store sales comparison for the five-week period ended January 5, 2001. December sales results will be released on Thursday, January 10, 2002.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Dollar General operates more than 5,400 neighborhood stores in 27 states.


This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance), including with respect to the timely delivery of the Company's financial statements; general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions




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in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's on-going restatement and audit process; the degree of cooperation between the predecessor auditor and the successor auditor in the audit process; and the impact of the litigation and any regulatory proceedings related to such restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.


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